EXHIBIT 3.8

                                                      State of Delaware
                                                      Secretary of State
                                                      Division of Corporations
                                                      Delivered 01:24PM
                                                      06/10/2003 FILED 01:25 PM
                                                      06/10/2003 SRV 030381905 -
                                                      2681115 FILE

                                   CERTIFICATE
                                       FOR
                         RENEWAL AND REVIVAL OF CHARTER
                                       OF
                             AUTO DATA NETWORK, INC.

         AUTO DATA NETWORK, INC. a corporation organized under the laws of the State of Delaware, the certificate of incorporation of which was filed in the Office of the Secretary of State on the 6th da of November, 1996, and whose corporate charter was voided on the 1st day of March, 2003, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

         1. The name of this corporation is AUTO DATA NETWORK, INC..

         2. Its registered office in the State of Delaware is located at 30 Old Rudnick Lane, in the City of Dover, County of Kent, and the name and address of its registered agent is LexisNexis Document Solutions, Inc., 30 Old Rudnick Lane, Dover, Delaware 19901.

         3. The date when the restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 2003, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         4. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, 2003, at which time its chatter was void for failure to pay the franchise tax due and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

         IN TESTIMONY WHEREOF and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providient gor the renewal, revival and restoration of charters, this Certificate ha been executed by the laws acting authorized officer, this 09 day of June, 2003.


                                          /S/ LINDEN J. BOYNE
                                     -------------------------------------------
                                     Name:    Linden J. Boyne
                                     Title:   Secretary